Exhibit 99.1

Q4 Represents Sixth Consecutive Quarter of Growth and Profitability

CHICAGO, Feb 10, 2005 /PRNewswire-FirstCall via COMTEX/ — Click Commerce, Inc. (Nasdaq: CKCM), a leading provider of collaborative extranet solutions, today announced full year results for 2004 and for the fourth quarter ended Dec. 31, 2004.

Total revenues for 2004 were $25.7 million and net income was $5.2 million, or $0.54 per share on a fully diluted basis. These results represent 41 percent growth over 2003 total revenues of $18.2 million and an improvement in profitability of $8.8 million over a 2003 net loss of $3.6 million or ($0.45) per share on a fully diluted basis.

Fourth quarter 2004 total revenues were $7.2 million and net income was $1.8 million, or $0.17 per share on a fully diluted basis. This compares with year ago quarterly revenues of $5.1 million and net income of $842 thousand, or $0.10 per share on a fully diluted basis. The fourth quarter was the Company’s sixth consecutive profitable quarter, with a pre-tax profit margin of 25 percent.

“I am pleased to report record annual results: 2004 was our first full year of profitability as a public company, and marks great improvement over 2003. Q4 represents our sixth consecutive quarter of growth and profitability based on solid execution across the company,” said Michael W. Ferro, Jr., chairman and CEO of Click Commerce. “We credit our earnings growth to a relentless focus on management accountability and operating discipline. Since the bTrade and Webridge acquisitions, we have made difficult decisions and executed on them. These efforts are producing positive results. We are also pleased to report high maintenance contract renewal rates which are a reflection of strong customer satisfaction.”

Ferro also commented on previously announced acquisitions, saying, “The Optum acquisition moves our product lines into our clients’ warehouses and shipping centers, providing another level for our radio frequency identification (RFID) strategy. Now, with Optum’s Warehouse Management and Supply Chain Execution solutions, Click Commerce is positioned to offer clients a complete end-to-end RFID-enabling supply chain solution.” He continued, “The ChannelWave Channel Management and Service Automation businesses are a great fit with ours; they bolster our position in the market and broaden our product offerings. Successfully integrating these acquisitions will help us drive profitable growth and build shareholder value.”

CFO Mike Nelson added, “Our balance sheet at the end of the fourth quarter remained strong, with cash and investments of $13.4 million, deferred revenue of $5.2 million, and no debt.”

Fourth Quarter Financial Review

Revenue and Cost of Goods

During the quarter, revenues increased to $7.2 million, a sequential improvement of almost $200 thousand over Q3’s reported revenues of $7.0 million. This growth came from increased services revenues. Gross margins improved, reaching over 70%, an improvement from less than 64% in the prior quarter. Much of the improvement in gross margins was due to higher service staff utilization levels.

Fourth Quarter Operational Highlights

The following highlights occurred since the Company’s last earnings release:

New Business

Click Commerce announced its sixth consecutive quarter of growth in new business by concluding agreements with 75 new customers in the fourth quarter. Industry leaders such as Affiliated Computer Services (ACS), Carter Holdings — manufacturer of Carter’s children’s clothing, and Columbus Children’s Research Institute selected Click Commerce solutions to manage transactions and automate compliance processes.

Customer Renewals and Upgrades

In the fourth quarter, Click secured renewals and/or upgrades from leading companies in the high-tech and financial services industries. Several leading healthcare and higher education institutions also extended their maintenance contracts with Click Commerce including Duke University, the University of Washington at Seattle, and Oregon Health & Science University.

New Product Releases

In Q4, the Company released the Click Commerce Global Data Synchronization (GDS) solution, an enabling technology for RFID. Click Commerce GDS includes the Company’s data synchronization application and the Global Data Synchronization Network (GDSN) certified data pool services.

The Click Commerce Data Pool solution is one of only ten GDSN data pools certified for both manufacturers and retailers. The GDSN was created by retail industry leaders and is the repository for item information in the retail supply chain.

Conference Call information

The Company will hold a conference call to discuss the results today, Feb. 10 at 4:30 p.m. (EST), with remarks from Chairman and CEO Michael W. Ferro, Jr. and Chief Financial Officer Michael W. Nelson. To access the call, please dial 1-888-216-9405 and reference Click Commerce, at least five minutes prior to the start time. The call will be broadcast live over the Internet. Investors interested in listening to the Webcast should go to the “Investor Center” on Click Commerce’s Web site, located at http://www.clickcommerce.com , at least 15 minutes prior to the call.

About Click Commerce, Inc.

Click Commerce, Inc. (Nasdaq: CKCM) provides extranet solutions for channel management, collaborative commerce, and compliance automation. Enterprises and institutions in the manufacturing, high tech, financial services, retail, healthcare and higher education industries utilize the Company’s solutions. Click Commerce enables corporations such as Microsoft, Delphi, Honda, Citibank, FedEx, Carrier, Samsung, Kawasaki, Logitech, Hitachi, and Tellabs to accelerate revenue, lower costs, increase brand loyalty, and improve customer service. Six of the top ten research institutions in North America, including Johns Hopkins, University of Washington, and the University of Michigan, use the Company’s compliance automation software to automate their regulatory compliance processes and manage research project approvals. More information can be found at http://www.clickcommerce.com .

Click Commerce is a registered trademark of Click Commerce, Inc. and its subsidiaries. All other company and product names mentioned herein may be trademarks and/or registered trademarks of their respective companies.

Information Concerning Forward-Looking Statements

Information contained in this release that are not historical facts and refer to the Company’s future operations are forward-looking statements under the Private Securities Litigation

Reform Act of 1995. Such statements involve expectations, beliefs, hopes, plans or strategies regarding the future. These statements are subject to risks and uncertainties and actual results may differ materially from those indicated by these forward-looking statements. Factors which could cause or contribute to such differences include, but are not limited to: success of our suite of applications, impact of acquisitions or investments in other companies, general economic trends, introduction of new products or services by competitors, and security risks and regulation related to the Internet. We refer you to the risk factors listed in our annual report on Form 10-K, quarterly reports on form 10Q and other filings, which are on file with the SEC. In addition, Click Commerce assumes no obligation to update statements made in this press release.

CLICK COMMERCE, INC.

Consolidated Balance Sheet

(in thousands)

	12/31/04	12/31/03

ASSETS

Current Assets:
Cash, cash equivalents, and short-term investments	$13,382	$11,863
Trade accounts receivable, net	7,264	4,628
Revenue earned on contracts in progress in excess of billings	276	—
Other current assets	389	820
Total current assets	21,311	17,311

Property and equipment, net	870	865
Intangibles, net	2,944	359
Goodwill	6,874	—
Other assets	738	659
Total assets	$32,737	$19,194

LIABILITIES AND SHAREHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$573	$400
Billings in excess of revenues earned on contracts in progress	68	33
Deferred revenue	5,174	4,785
Accrued compensation	1,585	1,016
Accrued expenses and other current liabilities	2,177	1,832
Total current liabilities	9,577	8,066

Other liabilities	6	79
Total liabilities	9,583	8,145
Shareholders equity:
Preferred stock	—	—
Common stock	10	8
Additional paid-in capital	69,386	62,498
Accumulated other comprehensive income	153	136
Deferred compensation	—	(21)
Treasury stock	(117)	(117)
Accumulated deficit	(46,278)	(51,455)
Total shareholders’ equity	23,154	11,049

Total liabilities and shareholders’ equity	$32,737	$19,194

Click Commerce, Inc.

Consolidated Statements of Operations

(in thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2004	2003	2004	2003

Revenues
Product:
Product license	$1,118	$632	$4,199	$2,084
Subscription	724	565	2,225	2,080
Total product	1,842	1,197	6,424	4,164
Service:
Maintenance and hosting	2,746	1,860	9,143	6,728
Consulting and implementation service	2,625	2,088	10,162	7,297
Total service	5,371	3,948	19,305	14,025
Total revenues	7,213	5,145	25,729	18,189

Cost of revenues:
Product	72	46	307	341
Impairment of third party licenses	—	—	—	582
Service	2,024	2,065	9,231	8,375
Total cost of revenues	2,096	2,111	9,538	9,298

Gross profit	5,117	3,034	16,191	8,891

Operating expenses
Sales and marketing	1,102	901	3,464	3,409
Research and development	841	483	2,913	2,411
General and administrative	1,432	783	4,403	4,520
Amortization of stock-based compensation	7	21	58
Amortization of intangible assets	159	40	477	107
Restructuring and other charges		—		2,378

Total operating expenses	3,534	2,214	11,278	12,883

Operating income (loss)	1,583	820	4,913	(3,992)

Other income, net	196	22	264	341

Income (loss) before income taxes	1,779	842	5,177	(3,651)
Income taxes	—	—	—	—

Net income (loss)	$1,779	$842	$5,177	$(3,651)

Net income (loss) per weighted average common share outstanding:
- Basic	$0.18	$0.10	$0.56	$(0.45)
- Diluted	$0.17	$0.10	$0.54	$(0.45)

Weighted average common shares outstanding:
- Basic	9,706,800	8,299,943	9,163,702	8,163,223
- Diluted	10,203,328	8,380,921	9,597,163	8,163,223